                                            Rule 424(b)(3)
                                            File No. 33-62479


Pricing Supplement No. 26                   Dated: January 14, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)



U.S.$2,500,000,000
HELLER FINANCIAL, INC.
MEDIUM-TERM NOTES, SERIES G

(REGISTERED NOTES - FLOATING RATE)
DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

Principal Amount: $50,000,000               Issue Price: 100 %

Original Issue Date: January 21, 1997       Stated Maturity Date: March 15, 1999

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [ ] Commercial Paper Rate [X] LIBOR [ ] Treasury Rate
             [ ] Federal Funds Rate [ ] Prime Rate [ ] Other: Fixed

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 15th day of March, June, September and December of each year, beginning March 17, 1997, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 15th day of March, June, September and December of each year, beginning March 17, 1997, up to and including the Stated Maturity Date.

Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date.

Initial Interest Rate: 2 month Libor set on January 16, 1997.

                                            Rule 424(b)(3)
                                            File No. 33-62479


Pricing Supplement No. 26                   Dated: January 14, 1997
(To Prospectus dated October 6, 1995
Prospectus Supplement dated October 17, 1995)


Index Maturity: 3 Month, except for the Initial Interest Rate.

Day Count Convention: Act/360

Maximum Interest Rate: N/A                  Minimum Interest Rate: N/A

Spread (+/-): +.05%                         Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .11%.

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 26
                       UNDER MTN-SERIES G PROGRAM: $950,750,000.00
                   b)  CUSIP #42333HGK2

Agent: Lehman Brothers Inc.
       Three World Financial Center
       12th Floor
       New York, New York 10285